Exhibit No. 10

   “SUPER-BONUS” PLAN AGREEMENT

This “Super-Bonus” Plan Agreement made as of the 28th day of May, 2004, between United Retail Incorporated, a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563 (the “Company”) and Joann Fielder, residing at 6 Alan Drive, Short Hills, New Jersey 07078 (the “Executive”)

WHEREAS, the Executive has been offered employment by the Company as its Senior Vice President, Design; and

WHEREAS, the Executive desires to provide such services to the Company; and

WHEREAS, the parties desire to provide the opportunity for the Executive to earn a one-time bonus for superior performance.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Definitions.

  Fiscal Year shall mean any fiscal year of United Retail Group, Inc. commencing after the date of this Agreement (the current year is Fiscal 2004).
  Operating Income shall mean the consolidated operating income of United Retail Group, Inc. and its subsidiaries determined in accordance with generally accepted accounting principles and audited by independent auditors.
  Protected Information shall mean designs, trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned or developed by the Company, or otherwise in the possession of the Company, whether tangible or intangible, pertaining to the business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company's research and development operations, identities and habits of customers and prospective customers, suppliers, business relationships, products (including prices, costs, sales or content), processes, techniques, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of Section 6.
  Sales shall mean the consolidated net sales of United Retail Group, Inc. and its subsidiaries determined in accordance with generally accepted accounting principles and audited by independent auditors.
  Unauthorized shall mean: (i) in contravention of the Company's policies or procedures; (ii) otherwise inconsistent with the Company's measures to protect its interests in its Protected Information; or (iii) in contravention of any legal duty.

2.     Representation, Warranty and Covenant of Executive. The Executive represents, warrants and covenants to the Company that she is not and will not become a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit her from undertaking or performing her employment.

3.     Representation, Warranty and Covenant of the Company. The Company represents and warrants that this Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with the terms herein set forth, except to the extent that the enforceability of this Agreement may be affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles affecting creditors’ rights generally.

4.     Initial Bonus Compensation. The Executive shall be paid a cash bonus in the amount of $666,666.67 (the “Initial Bonus Amount”), subject to strict satisfaction of all the following conditions:

  during any Fiscal Year prior to Fiscal 2008 Operating Income shall be at least $25.0 million;
  in the Fiscal Year immediately following the Fiscal Year referred to in clause (i) above, Operating Income shall increase to at least $27.5 million and Sales shall be at least 2% higher;
  at all times during the two Fiscal Years and for three months thereafter the Executive shall have been employed by the Company and shall have been either at work, on vacation or receiving temporary disability benefits for a condition other than Permanent Disability ("Employed");
  United Retail Group, Inc. shall not have made corporate acquisitions after the date of this Agreement for total consideration in excess of $50 million; and
  United Retail Group, Inc. shall not have merged or consolidated with another corporation.

The Initial Bonus Amount shall be payable in three equal installments, without interest: one-third three months after the end of the second Fiscal Year, one-third on the first anniversary of the end of the second Fiscal Year and one-third on the second anniversary of the end of the second Fiscal Year, provided, however, that the second and third installments shall be payable only if at all times prior to the anniversary date in question the Executive shall have been Employed (there shall be no proration of the second or third installment of the Initial Bonus Amount in the event that the Executive shall be Employed for only a portion of the year preceding the date on which the installment would otherwise be payable).

5.     Incremental Bonus Compensation. If and only if the Executive shall have earned and received the Initial Bonus Amount in full, the Executive shall be paid an additional cash bonus in the amount of $333,333.33 in the event that during the fiscal year of United Retail Group, Inc. commencing immediately after the second Fiscal Year referred to in Section 4 Operating Income shall increase to at least $30.0 million and Sales shall increase at least a further 2%.

6.     Restrictive Covenants and Confidentiality.

  The Executive agrees that she shall not solicit, raid, entice, encourage or induce any person who at any time within one year prior thereto shall have been an employee of the Company to become employed by any person, firm or corporation, and the Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action. The Executive shall be bound by the provisions of Section 6(a), and shall perform her obligations pursuant to Section 6(a), during the term of her employment and for 12 months thereafter.
  During the term of her employment and thereafter, the Executive will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose, provided, however, that in the event that the Executive is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive's compliance with the provisions of this Section 6 and provided, further, that if, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by her counsel that such disclosure is necessary to comply with such court order, decree, rule, regulation or law, she may disclose such information without liability hereunder.
  The Executive agrees that all designs, copyrights, processes, techniques, know-how, inventions, plans, products, and devices developed, made or invented by the Executive, alone or with others in connection with the Executive's employment hereunder, during the term of her employment, shall become and be the sole property of the Company unless released in writing by the Company.
  The provisions of this Section 6 shall survive the termination of the Executive's employment, irrespective of the reason therefor.
  The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's business. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 6, the Company would sustain irreparable harm and, and therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Section 6. The Executive acknowledges that damages at law would not be an adequate remedy for violation of this Section 6, and the Executive therefore agrees that the provisions of this Section 6 may be specifically enforced against the Executive in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

7.     Deductions and Withholding. The Executive agrees that the Company shall withhold from the Bonus Amount all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statues and/or regulations from time to time in effect.

8.     Mutual Non-Disparagement. Neither the Executive nor the Company will make or authorize any public statement disparaging the other in its or her business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or she believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process. The provisions of this Section 8 shall survive the termination of the Executive’s employment, irrespective of the reason therefor.

9.     Governing Law. This Agreement shall be subject to, and governed by, the internal laws of the State of New Jersey.

10.     Assignability. The Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void ab initio and without effect.

11.     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other party hereto at her or its address as set forth at the beginning of this Agreement and, in the case of the Company, addressed to the attention of its General Counsel. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

12.     “At Will” Employment. This Agreement does not create any right to continued employment by the Executive. Employment shall be “at will” and may be terminated without cause at any time by the Executive or by the Company, without any entitlement to future payment of the Bonus Amount.

13.     Counterparts. This Agreement may be executed in one or more counterparts, which shall collectively and separately, constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate originals.

UNITED RETAIL INCORPORATED By: /s/ RAY BROWN Name: Ray Brown Title: Vice President-Associate Services /s/ JOANN FIELDER Joann Fielder

KPC:jmt 04.2004
bonus plan agreement